Exhibit 10.1

SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Sixth Amendment (this “Amendment”) is made as of June 29, 2009 to that certain Amended and Restated Credit Agreement dated September 29, 2006, as previously amended by First Amendment to Amended and Restated Credit Agreement dated as of September 30, 2007, Second Amendment to Amended and Restated Credit Agreement dated as of December 30, 2007, Third Amendment to Amended and Restated Credit Agreement dated as of February 7, 2008, Fourth Amendment to Amended and Restated Credit Agreement dated as of March 31, 2008, and Fifth Amendment to Amended and Restated Credit Agreement dated as of March 31, 2009 (the “Credit Agreement”) between RBS CITIZENS, National Association, successor by merger to Citizens Bank of Massachusetts (“Lender”) and VIRTUSA CORPORATION, a Delaware corporation with an address of 2000 West Park Drive, Westborough, Massachusetts 01581 (“Borrower”). Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to them in the Credit Agreement.

RECITALS

Borrower has requested that Lender agree to extend the Revolving Credit Maturity Date through August 13, 2009.

Lender is amenable to so extending the Revolving Credit Maturity Date, but only on the terms and conditions set forth in the Credit Agreement as amended hereby.

AGREEMENT

In consideration of the foregoing, of the undertakings of Borrower and Lender herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Effective June 29, 2009, the definitions of the terms “FX Reserves”, “Obligations” and “Revolving Credit Maturity Date” contained in Section 1.1 of the Credit Agreement are deleted and replaced with the following definitions:

“‘FX Reserves. At any time of determination of the Borrowing Base, an amount equal to 20.0% of the face amount (in United States Dollars) of all foreign exchange contracts entered into by Borrower and its subsidiaries with Lender and its affiliates in connection with FX Transactions.

“Obligations.  The aggregate outstanding principal balance of and interest (and premium. if any) on the Loans (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations of the Borrower and its Subsidiaries to the Lender of every kind and description pursuant to or in connection with the Loan Documents and FX Transactions, deposit accounts, cash management accounts and services, hedging transactions, interest rate caps, collars and similar interest rate protection products, and all other banking products and services, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, in each case whether on account of principal interest, premium, reimbursement obligations, fees, indemnities, coats, expenses or otherwise (including, without limitation, all fees and disbursements of counsel that are required to be paid by the Borrower pursuant to any of the Loan Documents), and including obligations to perform acts and refrain from taking action as well as obligations to pay money.”

‘Revolving Credit Maturity Date.’  August 13, 2009.”

2.                                       Effective June 29, 2009, Section 2.A.1 (b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following text:

“(b) The Borrower has executed and delivered to the Lender a letter of credit pledge agreement, dated June 8, 2004 (the “Letter of Credit Pledge Agreement”), in connection with a letter of credit issued in connection with the Lease (the “Lease Letter of Credit”).  The Lease Letter of Credit shall be deemed to be issued under the Revolving Credit Commitment and Letter of Credit Sublimit.  At least three (3) Business Days prior to the proposed issuance date of any other Letter of Credit, the Borrower shall deliver to the Lender (i) a Letter of Credit Application setting forth the Maximum Drawing Amount of all Letters of Credit (including the Lease Letter of Credit), the requested language of the requested Letter of Credit (which shall be reasonably acceptable to Lender) and such other information as the Lender shall require, and (ii) if the Letter of Credit is to be secured by cash collateral, a designation of cash collateral under the Letter of Credit Pledge Agreement equal to 100.0% of the Maximum Drawing Amount of the requested Letter of Credit. Each request for the issuance of a Letter of Credit hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 3.1 and 3.2 have been satisfied as of the date of such request.”

3.                                         Borrower, Lender and J. P. Morgan Chase Bank, N.A. (“JPM”) shall enter into an Intercreditor Agreement of even date herewith in the form of the Intercreditor Agreement annexed as Exhibit A hereto, pursuant to which Lender and JPM have agreed to share their respective security interests in Borrower’s personal property on a pari passu basis as provided therein.  The execution and delivery of such Intercreditor agreement is a condition precedent to Lender’s willingness to enter into this Amendment.

4.                                       Except as set forth on the disclosure schedule attached hereto as Exhibit B, Borrower represents and warrants that all of the representations and warranties made by Borrower in the Credit Agreement and other Loan Documents are and continue to be true and correct on the date hereof, except to the extent that any of such representations and warranties relate by their terms solely to a date prior to date of this Amendment.  Except as set forth on the disclosure schedule attached hereto as Exhibit B, Borrower hereby ratifies and confirms all of its covenants and agreements contained in the Credit Agreement and represents that it is not aware of any default of any of the terms and provisions of the Credit Agreement.

5.                                       Borrower further represents and warrants that this Amendment is its valid and binding obligation, enforceable against it in accordance with its terms, except as may be affected by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors.

6.                                       Borrower shall promptly execute and deliver such further documents, instruments and agreements and take such further action as Lender may reasonably request, in its sole discretion, to effect the purposes of this Amendment and the Credit Agreement and other Loan Documents, including, but not limited to the execution and delivery of all documents necessary or reasonably required by Lender to ensure that Lender has perfected liens on all assets of Borrower to the extent originally provided under the Credit Agreement and the other Loan Documents. Borrower hereby appoints any officer or agent of Lender as Borrower’s true and lawful attorney in fact, with power of substitution to endorse the name of Borrower or any of their officers or agents in such regard, exercisable by Lender during the continuance of an Event of Default.

7.                                       Except as otherwise expressly provided in this Amendment, nothing in this Amendment shall extend to or affect in any way any of the Obligations or any of the rights and remedies of Lender arising under the Credit Agreement and other Loan Documents, and Lender shall not be deemed to have waived any or all of such rights and remedies with respect to any Event of Default or event or condition which, with notice or the lapse of time, would become an Event of a Default and which, upon Borrower’s execution and delivery of this Amendment, might otherwise exist or which might hereafter occur.

8.                                       By execution of this Amendment, Borrower acknowledges and confirms that it does not, as of the date of this Amendment, have any offsets, defenses or claims against Lender or any of its officers, agents, directors or employees whether asserted or unasserted to the Obligations.

9.                                       To the extent possible and except for the specific changes to the Credit Agreement effected hereby, this Amendment shall be construed to be consistent with the provisions of the Credit Agreement.  In the event of any inconsistency between the provisions of this Amendment and any other document (including, without limitation, any Loan Document), instrument, or agreement entered into by and between Lender and Borrower, the provisions of this Amendment shall govern and control. This Amendment shall be binding upon Lender and Borrower, and their representatives, successors, and assigns, and shall inure to the benefit of Lender and Borrower and their respective successors and assigns. This Amendment and all documents, instruments, and agreements executed in connection herewith incorporate all of the discussions and negotiations between Borrower and Bank, either expressed or implied, concerning the matters included herein and in such other documents, instruments and agreements, any statute, custom, or usage to the contrary notwithstanding. No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof. No modification, amendment, or waiver of any provision of this Amendment, or any provision of any other document, instrument, or agreement between any Borrower and Lender shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver.

10.                                 Borrower acknowledges and agrees that it shall promptly pay to Lender the full amount of all reasonable out-of-pocket costs and expenses of Lender incurred by Lender in preparation and documentation of this Amendment and all documents ancillary hereto or incurred by Lender after the date of this Amendment in connection with administration of the Obligations or enforcement of any rights of Lender under the Credit Agreement and other Loan Documents or otherwise in respect of any of the Obligations.

11.                                 If any clause or provision of this Amendment is determined to be illegal, invalid or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Amendment will not be affected thereby.  It is the intention of the parties that if any such provision is held to be invalid, illegal or unenforceable, there will be added in lieu thereof an enforceable provision as similar in terms to such provision as is possible, and that such added provision will be legal, valid and enforceable.

12.                                 This Amendment is delivered to Lender in The Commonwealth of Massachusetts and it is the desire and intention of the parties that this Amendment and the Loan Documents be in all respects interpreted according to the laws of The Commonwealth of Massachusetts. Borrower specifically and irrevocably consents to the personal and subject matter, jurisdiction and venue of any court of The Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex or in the District Court of the United States for the District of Massachusetts with respect to all matters concerning this Amendment or the Loan Documents or the enforcement of any of the foregoing.

13.                                 This Amendment may be executed in one or more counterparts, each of which will be deemed an original document, but all of which will constitute a single document.  This Amendment will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each of the parties and delivered to Bank.

WITNESS our hands and seals effective as of June 29, 2009.

WITNESS (to all)	BORROWER:
VIRTUSA CORPORATION

/s/Kristyn Sugrue 6/29/09	By:	/s/Chip Speicher 6/29/09
duly authorized

	Legal:	/s/PDT 6/29/2009

BANK:
RBS CITIZENS, NATIONAL ASSOCIATION

/s/ Illegible	By:	/s/Victoria Lazzell
Victoria Lazzell, Senior Vice President

EXHIBIT B

Disclosure Schedule to Sixth Amendment to Amended and Restated Credit Agreement